EXHIBIT 99.1

Walker & Dunlop Reports

Third Quarter 2011 Results

THIRD QUARTER 2011 HIGHLIGHTS

•                  Loan Originations of $906.7 Million, Up 104% Over Q3 2010

•                  Revenue of $33.4 Million, Up 50% Over Q3 2010

•                  Income From Operations of $9.7 Million, Up 37% Over Q3 2010

•                  Operating Margin of 29% for Q3 2011 and 37% for the Nine Months Ended September 30, 2011

•                  No Loans 60+ Days Delinquent as of September 30, 2011

Bethesda, MD — November 10, 2011 — Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today revenue for the third quarter of $33.4 million, generating $9.7 million of income from operations and net income of $6.1 million, or $0.28 per diluted share.

“Walker & Dunlop once again produced strong quarterly growth in origination volumes, revenues and income from operations,” commented chairman and chief executive officer, Willy Walker.   “The third quarter typically has lower origination volumes, making the 104% growth in origination volumes year-on-year particularly pleasing.  Our year-to-date revenue growth of 22%, operating margin of 37%, and improvement in the loan portfolio health with not a single loan 60+ days delinquent, is fantastic performance,” continued Walker.  “We are reiterating our full year 2011 loan origination guidance of $3.5 billion - $4.25 billion.”

OPERATING RESULTS

NET INCOME for the third quarters of 2011 and 2010 was $6.1 million, or $0.28 per diluted share, and $7.1 million, or $0.48 per diluted share, respectively.  Net income for the third quarter of 2011 should be compared to third quarter 2010 pro forma net income due to the changes in corporate tax structure relating to the Company’s initial public offering. 2011 net income of $6.1 million increased 39% over 2010 third quarter pro forma net income of $4.4 million.

LOAN ORIGINATIONS were $906.7 million for the third quarter of 2011 compared to $444.4 million for the third quarter of 2010, a 104% increase.

TOTAL REVENUES were $33.4 million for the third quarter of 2011 compared to $22.2 million for the third quarter of 2010, a 50% increase.

GAINS FROM MORTGAGE BANKING ACTIVITIES were $21.6 million for the third quarter of 2011 compared to $12.3 million for the third quarter of 2010, a 75% increase.  Gains from mortgage banking activities are the revenues recognized through the loan origination and sale process and are comprised of two components: loan origination fees and gains attributable to mortgage servicing rights.  LOAN ORIGINATION FEES were $9.7 million for the third quarter of 2011 compared to $5.1 million for the third quarter of 2010, a 90% increase.  GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $11.9 million in the third quarter of 2011, compared to $7.2 million in the third quarter of 2010, a 64% increase. Gains from mortgage banking activities as a percentage of loan origination volumes were 238 basis points in the third quarter of 2011, compared to 278 basis points in the third quarter of 2010, a 14% decrease. This decrease is due to a higher percentage of loan originations coming from our Capital Markets group which typically earn lower loan origination fees and for which no MSRs are recognized.

TOTAL EXPENSES were $23.7 million for the third quarter of 2011 compared to $15.1 million for the third quarter of 2010, a 57% increase.  Personnel expense was $11.3 million in the third quarter of 2011 compared to $5.5 million in the third quarter of 2010, a 108% increase.  The increase in personnel expense is due to commission expense related to higher origination volumes as well as a change in compensation plans in the third quarter of 2010 which reduced compensation expense by $2.0 million. Personnel expense as a percentage of revenues was 34% for the third quarter of 2011 compared to 25% for the third quarter of 2010 due to the compensation adjustment.

INCOME FROM OPERATIONS was $9.7 million for the third quarter of 2011 compared to $7.1 million for the third quarter of 2010, a 37% increase.   The Company’s OPERATING MARGIN was 29% for the third quarter of 2011 compared to 32% in the third quarter of 2010 primarily due to the aforementioned adjustment in compensation expense.

SERVICING PORTFOLIO

SERVICING FEES were $8.8 million for the third quarter of 2011 compared to $7.0 million for the third quarter of 2010, a 25% increase.  The increase in servicing fees was due to growth in the servicing portfolio coupled with growth of the weighted average servicing fees.

THE SERVICING PORTFOLIO was $15.9 billion at September 30, 2011 compared to $14.2 billion at September 30, 2010, a 13% increase.  The Company retains servicing rights on most of the loans it originates and generates revenues from the fees it receives for servicing the loans.

The WEIGHTED-AVERAGE SERVICING FEE of the aggregate servicing portfolio was 22 basis points at September 30, 2011 up from 20 basis points at September 30, 2010, a 10% increase.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is the balance of Fannie Mae DUS loans subject to a defined risk-sharing formula, was $7.2 billion at September 30, 2011 compared to $6.5 billion at September 30, 2010, an 11% increase.  Credit quality within the Company’s at risk servicing portfolio remains very strong.

No loans in the at risk servicing portfolio were 60+ DAYS DELINQUENT at September 30, 2011, compared to $54.0 million, or 0.83% of the at risk servicing portfolio, at September 30, 2010. 60+ day delinquencies were $9.5 million at June 30, 2011.

PROVISION FOR RISK-SHARING OBLIGATIONS was $937 thousand for the third quarter of 2011 compared to $1.8 million for the third quarter of 2010, a 48% decrease.

NET WRITE-OFFS were $680 thousand in the third quarter of 2011 and represent the cash settlement of losses recognized in previous periods.  There were no net write-offs in the third quarter of 2010.

YEAR-TO-DATE RESULTS

Loan origination volume for the nine months ended September 30, 2011 totaled $2.7 billion compared to $2.1 billion for the same period last year, a 30% increase.  Total gains on mortgage banking activities, as a percentage of loan origination volume, for the nine months ended September 30, 2011 were 256 basis points, compared to 278 for the same period last year.  The 8% decrease is due to a higher percentage of Capital Markets originations. Total revenues for the nine months ended September 30, 2011 were $104.8 million compared to $85.8 million for the same period last year, a 22% increase.  The increase in total revenue is primarily due to the increased loan production and growth in the servicing portfolio and associated fee income.  Total expenses for the nine months ended September 30, 2011 were $66.0 million compared to $56.3 million for the same period last year, a 17% increase.  Personnel expense as a percentage of total revenue for the nine months ended September 30, 2011 was 32%, compared to 34% for the same period last year.  Operating margin was 37% for the nine months ended September 30, 2011 compared to 34% for the same period last year.  Net income for nine months ended September 30, 2011 and September 30, 2010 were $23.8 million and $29.5 million, respectively.  Net income for the nine months ended September 30, 2011 should be compared to pro forma net income for the nine months ended September 30, 2010 due to the changes in corporate tax structure relating to the Company’s initial public offering. Net Income for the nine months ended

September 30, 2011 of $23.8 million increased 30% over pro forma net income for the nine months ended September 30, 2010 of $18.3 million.

TAX

The Company reported tax expense of $3.6 million for the third quarter of 2011 and recorded no tax expense for the third quarter of 2010. Concurrent with the closing of its initial public offering in December 2010, the Company’s tax status changed from a pass-through entity to a C-Corporation.  Prior to its change in tax status the tax liability on the Company’s earnings had been the obligation of its individual owners, resulting in insignificant corporate federal and state tax expense during the comparative period in 2010.  Pro-forma tax expense would have been $2.7 million for the third quarter of 2010 had the Company’s income from operations been subject to corporate federal and state income tax at the same effective tax rate applied in 2011.

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the quarterly results on Thursday, November 10, 2011 at 8:30 a.m. EDT. Analysts and investors interested in participating are invited to call (800) 920-5564 from within the United States or (212) 231-2915 from outside the United States. A simultaneous webcast of the call will be available on the Investor Relations section of the Company’s website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. EDT November 10, 2011 through February 8, 2012. Please call (800) 633-8284 from within the United States or (402) 977-9140 from outside the United States with passcode 21544115.  An audio replay will also be available on the Investor Relations section of the Company’s website, along with the conference call presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading providers of commercial real estate financial services in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS™, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups of Walker & Dunlop are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States. Capital for this financing comes from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Principal Investment group provides institutional advisory, asset management, and investment management services with respect to debt, structured debt and equity.

Use of Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP) for interim financial information, Walker & Dunlop, Inc. uses pro forma net income per diluted share, which is a non-GAAP financial measure. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, refer to the reconciliation of income from operations to pro forma net income, included at the base of the Condensed Consolidated Statements of Income.  Pro forma net income adjusts income from operations, as reported, by applying the Company’s effective federal and state income tax rates as if it were a corporate tax payer for the comparable periods in 2010. Management uses this non-GAAP measure in comparing Walker & Dunlop Inc.’s operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Walker & Dunlop Inc.’s performance relative to prior periods and its competitors.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2011 and December 31, 2010

(In thousands, except share and per share data)

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$86,086	$33,285
Restricted cash	5,302	4,580
Pledged securities, at fair value	17,558	14,281
Loans held for sale, at fair value	96,330	302,851
Servicing fees and other receivables, net	21,094	13,829
Derivative assets	12,926	6,354
Mortgage servicing rights	130,375	106,189
Intangible assets	1,213	1,266
Other assets	5,530	2,985
Total assets	$376,414	$485,620

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable and other accrued expenses	$66,669	$57,713
Performance deposits from borrowers	9,558	5,970
Derivative liabilities	9,722	1,454
Guaranty obligation, net of accumulated amortization	9,669	8,928
Allowance for risk-sharing obligations	13,640	10,873
Warehouse notes payable	90,119	248,419
Notes payable	24,769	27,621
Total liabilities	$224,146	$360,978

Stockholders’ Equity
Stockholders’ equity:
Preferred shares. Authorized 50,000,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 21,629,463 shares in 2011 and 21,408,171 shares in 2010.	216	214
Additional paid-in capital	80,822	77,047
Retained earnings	71,230	47,381
Total stockholders’ equity	$152,268	$124,642
Commitments and contingencies
Total liabilities and stockholders’ equity	$376,414	$485,620

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
Revenues
Gains from mortgage banking activities	$21,562	$12,332	$69,678	$58,545
Servicing fees	8,757	6,989	24,517	19,769
Net warehouse interest income	1,052	771	2,828	2,944
Escrow earnings and other interest income	342	518	1,115	1,632
Other	1,643	1,554	6,621	2,889
Total revenues	$33,356	$22,164	$104,759	$85,779

Expenses
Personnel	$11,343	$5,464	$33,413	$28,877
Amortization and depreciation	6,267	4,231	16,258	12,394
Provision for risk-sharing obligations	937	1,817	3,447	4,397
Interest expense on corporate debt	180	342	646	1,039
Other operating expenses	4,977	3,253	12,260	9,546
Total expenses	$23,704	$15,107	$66,024	$56,253
Income from operations	$9,652	$7,057	$38,735	$29,526
Income tax expense	3,573	—	14,886	—
Net income	$6,079	$7,057	$23,849	$29,526

Basic and diluted earnings per share	$0.28	$0.48	$1.10	$2.00

Basic weighted average shares outstanding	21,629,463	14,741,504	21,614,062	14,741,504
Diluted weighted average shares outstanding	21,782,383	14,741,504	21,727,540	14,741,504

Pro forma net income data
Income from operations, as reported		$7,057		$29,526
Pro forma adjustments for income tax expense		2,682		11,220
Pro forma net income		$4,375		$18,306
Pro forma basic and diluted earnings per share		$0.30		$1.24

OPERATING DATA

(dollars in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
Origination Data:
Origination Volumes by Investor
Fannie Mae	$389,884	$240,283	$1,248,972	$1,077,755
Freddie Mac	178,787	109,019	443,218	415,283
Ginnie Mae - HUD	57,746	51,060	422,331	445,216
Other (1)	280,250	44,077	609,025	163,713
Total	$906,667	$444,439	$2,723,546	$2,101,967

Key Metrics (as a percentage of total revenues):
Personnel expenses	34%	25%	32%	34%
Other operating expenses	15%	15%	12%	11%
Operating margin	29%	32%	37%	34%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.07%	1.15%	1.19%	1.42%
Fair value of MSRs created, net	1.31%	1.63%	1.37%	1.36%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (2)	1.90%	1.81%	1.77%	1.48%

	As of September 30,
	2011	2010
Servicing Portfolio by Type:
Fannie Mae	$10,136,692	$9,172,093
Freddie Mac	2,715,788	2,119,877
Ginnie Mae - HUD	1,262,989	683,241
Other (1)	1,825,330	2,190,639
Total	$15,940,799	$14,165,850

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.22%	0.20%

(1) CMBS, life insurance companies and commercial banks

(2) Fair value of MSRs created, net, as a percentage of GSE and HUD volume reflects the MSR revenue recognized, as a percentage of loan origination volume, on those loans which the Company will record an MSR upon sale of the loan. No MSRs are recorded on “Other” originations or interim loan originations (as noted above, the Company announced its interim loan program in July 2011, there have been no interim loan originations to date).

KEY CREDIT METRICS

(dollars in thousands)

	As of and for the three months ended September 30,		As of and for the nine months ended September 30,
	2011	2010	2011	2010
Key Credit Metrics
Unpaid principal balance:
Total servicing portfolio	$15,940,799	$14,165,850	$15,940,799	$14,165,850
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	6,299,110	5,736,752	6,299,110	5,736,752
Fannie Mae Modified Risk	2,312,804	2,001,830	2,312,804	2,001,830
Fannie Mae No Risk	1,524,778	1,433,511	1,524,778	1,433,511
Total Fannie Mae	$10,136,692	$9,172,093	$10,136,692	$9,172,093

Fannie Mae at risk servicing portfolio (1)	$7,242,674	$6,536,724	$7,242,674	$6,536,724
60+ Day delinquencies, within at risk portfolio	—	54,006	—	54,006
At risk loan balances associated with allowance for risk-sharing obligations (2)	$149,416	$98,450	$149,416	$98,450

Allowance for risk-sharing obligations:
Beginning balance	$13,383	$5,984	$10,873	$5,552
Provision for risk-sharing obligations	937	1,817	3,447	4,397
Net write-offs	(680)	—	(680)	(2,148)
Ending balance	$13,640	$7,801	$13,640	$7,801

60+ Day delinquencies as a percentage of the at risk portfolio	0.00%	0.83%	0.00%	0.83%
Provision for risk-sharing as a percentage of the at risk portfolio	0.01%	0.03%	0.05%	0.07%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.19%	0.12%	0.19%	0.12%
Net write-offs as a percentage of the at risk portfolio	0.01%	0.00%	0.01%	0.03%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	9.13%	7.92%	9.13%	7.92%

(1)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)

There are loans within our servicing portfolio which are greater than 60 days delinquent, for which no allowance has been recorded. We do not anticipate recognizing a loss for these loans upon settlement of our risk-sharing obligation with Fannie Mae because our estimate of the value of the underlying collateral is greater than the unpaid principal balance of the associated loan.